Exhibit 5.1
Direct: 713-276-5533
Direct Fax: 713-276-6533
eblumrosen@gardere.com
March 19, 2009
Smith International, Inc.
16470 East Hardy Road
Houston, Texas 77032
Re: Opinion as to Legality of Securities
Ladies and Gentlemen:
We have served as special counsel for Smith International, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $1,000,000,000 in aggregate principal amount of the Company’s 8.625% Senior Notes due 2014 and 9.750% Senior Notes due 2019 (collectively, the “Senior Notes”). The Senior Notes are to be issued under an indenture dated as of September 8, 1997 (the “Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of March 19, 2009 (the “First Supplemental Indenture”), between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Indenture Trustee”), pursuant to a Purchase Agreement dated as of March 16, 2009 (the “Purchase Agreement”), with J.P. Morgan Securities Inc., Calyon Securities (USA) Inc. and Banc of America Securities as representatives of the underwriters named therein (the “Underwriters”), relating to the sale of the Senior Notes by the Company to the Underwriters.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the registration statement on Form S-3 (Registration No. 333-153631) filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 23, 2008 and which was declared effective by the SEC on September 23, 2008 (such registration statement, including the form of prospectus included therein and the documents incorporated by reference therein, the “Registration Statement”);

(ii)	the prospectus dated September 23, 2008, with respect to the offering from time to time of the Company’s debt and equity securities, as supplemented by that certain prospectus supplement dated March 16, 2009 relating to the Company’s 8.625% Senior Notes due 2014 and 9.750% Senior Notes due 2019;

(iii)	the Purchase Agreement;

(iv)	the Indenture;

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(v)	the First Supplemental Indenture;

(vi)	the Restated Certificate of Incorporation of the Company, and any amendments thereto;

(vii)	the Restated Bylaws of the Company, and any amendments thereto;

(viii)	certain resolutions adopted by the Company’s board of directors (the “Board”) relating to the Registration Statement, the issuance of the Senior Notes, the Indenture and related matters;

(ix)	certain resolutions of the pricing committee of the Board and an authorized member of such pricing committee relating to the issuance of the Senior Notes and related matters;

(x)	the Form T-1 of the Indenture Trustee filed as an exhibit to the Registration Statement; and

(xi)	the form of the Senior Notes.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Purchase Agreement, the Indenture, the First Supplemental Indenture and the Senior Notes and (ii) the General Corporation Law of the State of Delaware, as in effect on the date hereof.
Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Senior Notes (in the form examined by us) have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the First Supplemental Indenture and upon payment of the consideration therefore by the Underwriters as provided for in the Purchase Agreement, the Senior Notes will constitute valid and legally binding obligations of the Company.
Our opinion expressed above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether

March 19, 2009

enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. Furthermore, we express no opinion regarding the validity or effect of any provision (i) relating to severability or separability, (ii) purporting to require disregard of mandatory choice of law principles or rules, or (iii) purporting to establish any obligations as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.
In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture, the First Supplemental Indenture and the Senior Notes and the performance by the Company of its obligations under the Indenture, the First Supplemental Indenture and the Senior Notes, did not, do not and will not violate or constitute a default under any agreement or instrument to which the Company or its properties is subject.
We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement related to the offering of the Senior Notes. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
GARDERE WYNNE SEWELL LLP

By:	/s/ ERIC A. BLUMROSEN
Eric A. Blumrosen, Partner